EXHIBIT 99.2

                          IMPOUND AGREEMENT

      This agreement dated December 17, 1997 is between First Union National Bank (the "Impound Agent") and Success Development International, Inc., a Florida corporation (the "Company").

      The Company proposes to offer directly for sale to investors (the "Offering") up to 500,000 shares of its Common Stock (the "Shares") at a price of $5.50 per share (the "Proceeds") as described in its Prospectus. The Company desires to establish an escrow account in which funds received from subscribers will be deposited pending completion of the escrow period. First Union National Bank, agrees to serve as Impound Agent in accordance with the terms and conditions of this agreement and certifies that it is not affiliated with the Company.

      1. ESTABLISHMENT OF ESCROW ACCOUNT. Effective as of the date of the commencement of the Offering, the Company will establish an interest bearing escrow account with the Impound Agent, entitled "First Union National Bank. ESCROW ACCOUNT NO. 4072864055" (the "Escrow Account"). The Impound Agent shall invest all funds received in the escrow account only in investment permissible under SEC Rule 15c2-4.

      2. IMPOUND PERIOD. The Impound Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of: (a) subject to paragraph 4B the date upon which the Impound Agent has received in the Escrow Account gross proceeds of $550,000 in deposited funds (the "Minimum"), (b) three months after the date of the Prospectus, or (c) the date upon which a determination is made by the Company in writing to the Impound Agent to terminate the offering prior to the sale of the Minimum.

      During the escrow period the Company is aware and understands that it is not entitled to any funds received into escrow, such funds are not assets of the Company and no amounts deposited in the Escrow Account shall become property of the Company or any other entity, or be subject to the debts of the Company of any other entity.

      3. DEPOSITS INTO THE ESCROW ACCOUNT. Subscribers shall make all checks payable to the Impound Agent and the Company agrees that it shall properly deliver, by noon the next business day, all monies received from subscribers for the payment of the Shares to the Impound Agent for deposit in the Escrow Account, accompanied with a copy of the attached form of "Share Purchase Agreement," executed by the Company and the investor. All payments to the Company by reason of credit card purchases of the Shares shall be forwarded by the Company in the form of a check to the Impound Agent for deposit into the Escrow Account. The Company shall date and number-stamp each Share Purchase Agreement and shall also provide the Escrow Agent with, and maintain for its own records, a copy of the form of consideration.

      4. DISBURSEMENTS FROM THE ESCROW ACCOUNT. A. In the event the Impound Agent does not receive the Minimum deposits totaling $550,000 prior to the termination of the Impound Period, the Impound Agent shall promptly refund to each subscriber the amount received from such subscriber, without deduction, penalty or expense to such subscriber, and the Impound Agent shall notify the Company of such distribution. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

      B. In the event the Impound Agent receives the Minimum prior to the termination of the Impound Period, the Escrow Amount will not be released to the Company until such amount is received by the Impound Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Impound Agent which have cleared normal banking channels and are in the form of cash, plus any interest accrued on such funds. The Minimum may be met by funds that are deposited from the effective date of the offering up to and including the date on which the contingency must be met.
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      5. COLLECTION PROCEDURE. The Company agrees that if a deposited check is returned unpaid for any reason, the Impound Agent may charge the Escrow Account for the amount of the check. However, the Impound Agent may represent a returned check for payment by the financial institution on which it is drawn, but the Impound Agent is not required to do so. The Impound Agent may represent the check without notifying the Company that it is doing so or that the check was not paid. Any check returned unpaid to the Impound Agent shall be returned to the Company.

      6. INTEREST ON ESCROW AMOUNT. Refunds to subscribers pursuant to paragraph 4A shall include each subscriber's pro-rata share of any interest earned while the subscriber's funds were on deposit.

      7. RECORDS TO BE MAINTAINED BY THE IMPOUND AGENT. Records and accounts of the transactions kept bent shall include records of all transactions in the Escrow Account and copies of all Share Purchase Agreements. The Company shall maintain the original Share Purchase Agreements and copies of all checks, along with any other records of transactions for a period of five years after the termination of the Impound Period.

      8. COMPENSATION OF IMPOUND AGENT. The Company shall pay the Impound Agent a fee for its escrow services in an amount of $2,000.00. If it is necessary for the Impound Agent to return funds to subscribers, the Company shall pay to the Impound Agent an additional amount sufficient to reimburse it for its actual cost for disbursing such funds.

      9. LIABILITY OF THE IMPOUND AGENT. The Impound Agent may conclusively rely on, and shall be protected, when it acts in good faith upon, any statement, certificate, notice, request, consent, order or other document which it believes to be genuine and which has been signed by the proper party. Provided it uses due care, the Impound Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Impound Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with the Agreement unless it is indemnified to its satisfaction. The Impound Agent may consult counsel in respect of any questions arising under this Agreement and the Impound Agent shall not be liable for any action taken, or omitted, in good faith upon advise of such counsel.

      10. This Agreement shall be binding upon, and inure to, the benefit of the parties hereto, their heirs, successors and assigns.

      11. This agreement shall terminate in its entirety when all the Escrow Amount has been distributed as provided in paragraph 4., above.

      12. All statements and other notices produced by the Impound Agent related to the Escrow Account shall be mailed to the Company as follows:

         Success Development International, Inc.
         9799 Old St. Augustine Road
         Jacksonville, Florida 32257
         Attn:  Shawn M. Casey, Chief Executive Officer

      Except for deposits, which shall be made at the Jacksonville office only, all notices and other communications from the Company shall be made to the Impound Agent as follows:

         First Union National Bank
         Corporate Trust Group
         225 Water Street
         Jacksonville, FL 32202
         Attn: Kevin Dobrava

      13. The Impound Agent shall be entitled to rely on all notices and instructions received from the Company.
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      14. The Company hereby agrees to defend, indemnify, and to hold the
Impound Agent harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of Impound Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the cost and expense of defending itself against any claim or liability.

      15. In the event the Impound Agent shall be uncertain as to its duties or rights hereunder or it shall receive instructions, claims or demands from any of the parties hereto or from third parties with respect to the property held hereunder, which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action (other than to keep safely the funds in the Escrow Account) until it shall be directed to act by order or judgment of a court of competent jurisdiction.

      16. This Agreement shall be governed by Florida law and any action or proceeding, including arbitration, arising in connection with this Agreement shall be brought and held in Florida.

FIRST UNION NATIONAL BANK                       SUCCESS DEVELOPMENT
                                                INTERNATIONAL, INC.

By:/s/ KEVIN DOBRAVA                            By:/s/ SHAWN M. CASEY
       Kevin Dobrava                                   Shawn M. Casey
       Vice President                                  Chief Executive Officer